Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them (and their affiliates) of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Tessera Defense and Homeland Security Inc. and that this agreement be included as an Exhibit to such joint filing. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Joint Filing Agreement to file on its (and its affiliates’) behalf any and all amendments to such Statement on Schedule 13G. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on October 5, 2026.

Mandragola Ltd.

/s/ Gur Aryeh Segal
Name:	Gur Aryeh Segal
Title:	Director
Date:	October 5, 2026

/s/ Gur Aryeh Segal
Name:	Gur Aryeh Segal